As filed with the Securities and Exchange Commission on March 1, 2005.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM S-3
 REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WM. WRIGLEY JR. COMPANY
 (Exact name of Registrant as specified in its charter)

DELAWARE	36-1988190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

410 North Michigan Avenue
Chicago, Illinois  60611
(312) 644-2121
 (Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Howard Malovany, Esq.
Vice President, Secretary and General Counsel
Wm. Wrigley Jr. Company
410 North Michigan Avenue
Chicago, Illinois  60611
(312) 644-2121
 (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

William R. Kunkel, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois  60606
(312) 407-0700

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by the registrant

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.:☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Debt Securities (3)	—	—
Preferred Stock (4)	—	—
Common Stock (5)	—	—
Warrants	—	—
Stock Purchase Contracts (6)	—	—
Stock Purchase Units (7)	—	—
TOTAL	$2,000,000,000	$235,400

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest, distributions and dividends, if any.  Subject to Rule 462(b) under the Securities Act, the aggregate public offering price of all securities registered hereby will not exceed $2,000,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies.  Such amount represents the issue price rather than the principal amount of any debt securities issued at an original issue discount.

(2)	Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3.

(3)

Such indeterminate principal amount of debt securities as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion or exchanges of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for debt securities.

(4)

Such indeterminate number of shares of preferred stock as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion or exchange of securities registered hereunder, to the extent any such securities are, by their terms, convertible into or exchangeable for preferred stock.

(5)

Such indeterminate number of shares of common stock as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion or exchange of securities registered hereunder, to the extent any such securities are, by their terms, convertible into or exchangeable for common stock.

(6)

Such indeterminate number of stock purchase contracts as may, from time to time, be issued at indeterminate prices obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specific number of shares of common stock or preferred stock at a future date or dates.

(7)

Such indeterminate number of stock purchase units as may, from time to time, be issued at indeterminate prices each representing ownership of a stock purchase contract and debt securities, preferred stock or debt obligations of the foregoing, including U.S. treasury securities or any combination of the foregoing, securing the holders’ obligations to purchase common stock or preferred stock under the stock purchase contracts.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  Wm. Wrigley Jr. Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 1, 2005

Prospectus

$2,000,000,000

Wm. Wrigley Jr. Company

Debt Securities
Preferred Stock
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

          Wm. Wrigley Jr. Company may offer, from time to time, debt securities, which may be senior debt securities or subordinated debt securities, preferred stock, common stock, warrants, stock purchase contracts or stock purchase units.  The aggregate initial offering price of all securities sold by Wm. Wrigley Jr. Company under this prospectus will not exceed $2,000,000,000.

          We will provide the specific terms of any offering and the offered securities in supplements to this prospectus.  Any prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

          This prospectus describes the general manner in which securities may be offered and sold by us.  For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.  If necessary, the specific manner in which any particular securities may be offered and sold will be described in the accompanying prospectus supplement.  This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

          Wm. Wrigley Jr. Company’s common stock is listed on the New York Stock Exchange under the trading symbol “WWY.”

          None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2005

ABOUT THIS PROSPECTUS

          Unless otherwise stated or the context otherwise requires, references in this prospectus to “Wrigley,” “we,” “our,” or “us” refer to Wm. Wrigley Jr. Company and its consolidated subsidiaries.

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf process, we may, from time to time, sell any combination of debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units, as described in this prospectus, in one or more offerings up to a total dollar amount of $2,000,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies.  This prospectus provides you with a general description of the securities we may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

          You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

          You should assume that the information in this prospectus is accurate as of the date of the prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.  Our principal executive offices are located at 410 North Michigan Avenue, Chicago, Illinois 60611, and our telephone number is (312) 644-2121.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual reports, quarterly reports, proxy statements and other information with the SEC under the Exchange Act. The public may read and copy any materials we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Wm. Wrigley Jr. Company. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “WWY.” These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.  General information about Wm. Wrigley Jr. Company, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.wrigley.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC.  Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

INCORPORATION BY REFERENCE

          The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.  We incorporate by reference the following documents to the extent they have been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Amendment Number 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2004;

•	Amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2003;

•	Amendment Number 2 to the Annual Report on Form 10-K/A for the year ended December 31, 2003;

•	Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004;

•	Amended Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2004;

•	Amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2004;

•	Proxy Statement for the Annual Meeting of Shareholders held on March 8, 2005;

•	Current Report on Form 8-K dated January 31, 2005 (except with respect to information furnished under Item 2.02 and Exhibit 99.2 furnished therewith); and

•	Current Report on Form 8-K dated February 22, 2005.

          All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the sale of all securities registered hereunder or the termination of the registration statement shall be deemed to be incorporated in this prospectus by reference.  Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supercedes such statement.  Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Wm. Wrigley Jr. Company
410 North Michigan Avenue
Chicago, Illinois 60611
Attention: Corporate Communications
Phone: (312) 644-2121

          Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

          From time to time, in this prospectus and the documents incorporated by reference in this prospectus as well as in other written reports and oral statements, we discuss our expectations regarding future events.  Statements and financial discussion and analysis contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.

          Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

•	In those markets where we maintain market leadership, we will most likely retain preferred retail space allocation, which enhances results.

•	Availability, pricing and sourcing of raw materials has been relatively stable and a competitive advantage but failure to maintain these could negatively impact results.

•

We have historically been successful marketing to different segments of the population.  Failure to adequately anticipate and react to changing demographics and product preferences could negatively impact results.

•	Both manufacturing and sales of a significant portion of our products are outside the United States and could be negatively impacted by volatile foreign currencies and markets.

•

We compete worldwide with other well-established manufacturers of confectionery products, including chewing gum.  Our results may be negatively impacted by a failure of new or existing products to be favorably received, by ineffective advertising, or by failure to sufficiently counter aggressive competitive actions.

•	Underutilization of or inadequate manufacturing capacity due to unanticipated movements in consumer demands could materially affect manufacturing efficiencies and costs.

•	Discounting and other competitive actions may make it more difficult for us to maintain our historically strong operating margins.

•

Governmental regulations with respect to import duties, tariffs and environmental controls, both in and outside the U.S., could negatively impact our costs and ability to compete in domestic or foreign markets.

•	We have not had any material labor stoppages. Nevertheless, such disputes or strikes could negatively affect shipments from suppliers or shipment of finished product.

•	Our ability to successfully acquire and integrate certain confectionery assets of Kraft Foods Global, Inc. could cause actual results to differ from anticipated results or expectations.

          Additional factors that may affect the operations, performance, development and results of our business include the risks and uncertainties described from time to time in our filings with the SEC and the risk factors or uncertainties listed herein or listed from time to time in prospectus supplements or any document incorporated by reference herein.

          The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement.  Unpredictable or unknown factors could also have material adverse effects on us.  All forward-looking statements included in this prospectus and in the documents incorporated by reference herein are expressly qualified in their entirety by the foregoing cautionary statements.  Except as required by law, rule or regulation, we undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

WM. WRIGLEY JR. COMPANY

          We operated as a partnership from 1891 until our incorporation in Illinois as “Wm. Wrigley Jr. & Co.” in December 1903.  In November 1910, we reincorporated under West Virginia law as “Wm. Wrigley Jr. Company,” and in October 1927, we reincorporated under the same name under Delaware law.  Our principal executive offices are located at 410 North Michigan Avenue, Chicago, Illinois 60611, and the telephone number is (312) 644-2121.

Business Overview

          Throughout our history, we have concentrated on one principal line of business: manufacturing and marketing quality confectionery products, primarily chewing gum.  Manufacturing and marketing chewing gum and other confectionery products constitutes more than 90% of our consolidated revenues.  All other businesses constitute less than 10% of our consolidated revenues, operating income and identifiable assets.  Our ten largest countries, by revenue, outside of the United States in 2004 were, in alphabetical order:  Australia, Canada, China, France, Germany, Poland, Russia, Spain, Taiwan and the United Kingdom.

          Information relating to our acquisition of certain confectionery assets related to the Joyco Group is set forth on page 44 of our 2004 Annual Report under the caption “Acquisition” and is incorporated herein by reference.  Information relating to the proposed acquisition of certain non-chocolate confectionery assets from Kraft Foods Global, Inc. announced on November 14, 2004, is set forth on page 41 of our 2004 Annual Report under the caption “Pending Acquisition” and is incorporated herein by reference.

          Chewing gum and other confectionery products are manufactured in four factories in the United States and fifteen factories in other countries.  In addition, we have two domestic wholly-owned associated companies that manufacture products, gum base and mint oil, respectively, other than chewing gum or confectionery products.  Further, four foreign facilities also manufacture gum base for our international production facilities and for third party gum product manufacturers.

          We market chewing gum and other confectionery products primarily through distributors, wholesalers, corporate chains and cooperative buying groups that distribute the product through retail outlets.  Additional direct customers are vending distributors, concessionaires and other established customers purchasing in wholesale quantities.  Customer orders are usually received electronically, by mail, telephone or telefax and generally shipped by truck from factory warehouses or leased warehousing facilities.  Consumer purchases at the retail level are generated primarily through our advertisements on television as well as in newspapers and magazines.

          Raw materials blended to make chewing gum are readily available in the open market and they include sugar, corn syrup, flavoring oils, polyols and high intensity sweeteners.  Other ingredients and necessary packaging materials are also available and purchased in the open market.

          We hold numerous patents relating to packaging, manufacturing processes and product formulas.  Approximately fifty patents related to product formula and sweetener encapsulation, primarily for sugarfree gum and continuous chewing gum manufacturing, are deemed of material importance to us.  Most of these patents expire in the countries in which they are registered at various times through the year 2020.  In addition, trademarks are of a material importance to us and are registered and maintained for all brands of our chewing gum and confectionery products on a worldwide basis.

          The chewing gum business is an intensely competitive one in the United States and in most international marketplaces.  Though detailed figures are not available, there are approximately 14 chewing gum manufacturers in the United States.  Our principal competitor in the United States is Adams Confections (a division of Cadbury Schweppes).  Internationally, Wrigley brands are sold in over 180 countries and territories.  In most international marketplaces, there are two or three major competitors and generally a half dozen or more other companies competing for a share of the chewing gum business in each instance.

          As of December 31, 2004, we employed approximately 14,800 persons worldwide.

USE OF PROCEEDS

          Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by us will be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of our capital stock, including common stock, and other securities, acquisitions and repayment or refinancing of indebtedness.  We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our ratio of earnings to fixed charges (1) for the periods indicated:

Year Ended December 31,

2004	2003	2002	2001	2000

70.15	99.69	104.25	103.47	115.05

(1)

The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined.  For this purpose, “earnings” consist of earnings before income taxes plus fixed charges.  For this purpose, “fixed charges” consist of interest incurred and a portion of rental expense.

DESCRIPTION OF SECURITIES

          This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units that we may sell from time to time.  These summary descriptions are not meant to be complete descriptions of each security.  However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

          As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a “senior indenture” and subordinated debt securities will be issued under a “subordinated indenture.”  This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “indentures.”

          The forms of indenture are filed as exhibits to the registration statement.  The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indenture and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures and the debt securities, including the definitions therein of certain terms.

General

          The debt securities will be direct unsecured obligations of ours. Senior debt securities of any series will be our unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated debt, including any other series of debt securities issued under the senior indenture. Subordinated debt securities of any series will be junior in right of payment to our senior indebtedness, as defined, and described more fully, under “-Subordination.”

          The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount.  We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance.  Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.  The indentures also do not limit our ability to incur other debt.

          Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered.  These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•

whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•

if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•

our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 in the case of registered securities and any integral multiple thereof;

•

the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•

the currency or currencies, including composite currencies or currency units in which that series of debt securities may be denominated or in which we will pay the principal of (and premium, if any) or interest, if any, on that series of debt securities, if other than United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities;

•

the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities and, if other than by a certified resolution of the Board of Directors, the manner in which our election to defease the debt securities will be evidenced;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

          Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

          Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

          Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.  The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities.  The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.  The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

          The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions.  However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture.

          Under the subordinated indenture, “senior indebtedness” means all obligations of ours in respect of any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on indebtedness of ours for borrowed money;

•	all obligations guaranteed by us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•

all obligations guaranteed by us evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered senior indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

•	all obligations of ours as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all obligations of ours for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•

all obligations of ours in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us); and

•	any amendments, renewals, extensions, modifications and refundings of any of the above.

Senior indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by us in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

•

any indebtedness of ours to our affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with us that is a financing vehicle of ours in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by us) unless otherwise expressly provided in the terms of any such indebtedness.

          Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

          Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any), interest or any other payment due on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other acquisition of any of the subordinated debt securities.

          In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

          If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of ours, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

          In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all senior indebtedness has been paid in full.  If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the senior indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

          The subordinated indenture does not limit the issuance of additional senior indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

          We may not (i) merge with or into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other person other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no person may merge with or into or consolidate with us or, except for any of our direct or indirect wholly-owned subsidiaries, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•

we are the surviving corporation or the person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all our obligations under the debt securities and the indentures;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture relating to the transaction complies with the applicable Indenture.

Events of Default; Notice and Waiver

          Unless an accompanying prospectus supplement states otherwise, the following constitute “Events of Default” under the indentures with respect to each series of debt securities:

•

our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days; provided, however, that a valid extension of an interest payment period in accordance with the terms of the debt security of such series shall not constitute a default in the payment of interest for this purpose;

•

our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt security in accordance with the terms of the debt securities of that series shall not constitute a default in the payment of principal (or premium, if any) for this purpose;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure; and

•	certain events of bankruptcy, insolvency or reorganization.

          If an Event of Default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable.  Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

          Any past default under either indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

          The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

          The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indenture at the request of the holders of the debt securities of such series.  Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

          No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request during which time the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with that request.

          We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

          If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under each indenture as set forth below.

          We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

          If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon.  As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.  Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture.  In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with. Finally, the deposit may not result in (i) an Event of Default, and no Event of Default may occur for 90 days following the deposit, (ii) a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money, pursuant to which more than $100,000,000 principal amount is then outstanding, to which we are a party or by which we are bound or (iii) the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust shall be registered under the Investment Company Act or exempt from registration thereunder.

          We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

          Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders.  We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture.  However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•

extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to institute suit for any payment on or with respect to any debt security;

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults;

•	reduce the requirements contained in the indentures for quorum or voting; or

•	modify any of the above provisions.

          The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture, which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

          Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

          Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time.  Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

          Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series.  All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement.  We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Form, Exchange and Transfer

          The debt securities of each series may be issued as registered securities, as bearer securities (with or without coupons) or both. Unless otherwise specified in the applicable prospectus supplement, if any, registered securities will be issued in denominations of $1,000 and any integral multiple thereof. Subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, if any, registered securities will be exchangeable for other registered securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

          Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, debt securities issued as registered securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. Any transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

          If the debt securities of any series are to be redeemed, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part.

Global Securities

          The debt securities of each series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for that debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interest in that global security may exchange their interests for definitive debt securities of like series and tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on that global debt security and the specific terms of the depositary arrangement with respect to that global debt security.

Governing Law

          The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the Trustee

          We anticipate appointing the trustee under the indenture as the paying agent, conversion agent, registrar and custodian with regard to the debt securities.  The trustee and/or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses.

Conversion or Exchange Rights

          The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

          The total number of shares of all classes of capital stock which we have authority to issue is 500,000,000, consisting of 400,000,000 shares of common stock, 80,000,000 shares of class B common stock and 20,000,000 shares of preferred stock. 191,384,164 shares of common stock and 33,466,620 shares of class B common stock were outstanding as of  January 31, 2005.  No shares of preferred stock are outstanding.

          Proposed Action

          At our Annual Meeting of Stockholders to be held March 8, 2005, we will be asking the Stockholders to approve an amendment to our Certificate of Incorporation to increase our authorized capital stock.  If the amendment is approved, we will then have the authority to issue 1,320,000,000 shares, consisting of 1,000,000,000 shares of common stock, 300,000,000 shares of Class B common stock and 20,000,000 shares of preferred stock.  No other provisions of our Certificate of Incorporation would be affected.

          The following is a summary description of all material terms and provisions relating to our capital stock of our Amended and Restated Certificate of Incorporation (the “Restated Certificate”) and Amended and Restated By-laws (the “By-laws”), but is qualified by reference to the Restated Certificate and By-laws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock and Class B Common Stock

          Voting Rights.  The powers, preferences and rights of the common stock and class B common stock, and the qualifications, limitations or restrictions thereof, are identical except as otherwise required by law or expressly provided in the Restated Certificate.

          Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. At each annual or special meeting of stockholders, each holder of common stock is entitled to one (1) vote in person or by proxy for each share of common stock standing in his, her or its name on the stock transfer records of Wrigley, while each holder of class B common stock is entitled to ten (10) votes in person or by proxy for each share of class B common stock standing in his, her or its name on the stock transfer records of Wrigley. Except as otherwise set forth in the Restated Certificate and as described below, all actions submitted to a vote of stockholders will be voted on by the holders of common stock and class B common stock (as well as the holders of any series of preferred stock, if any, entitled to vote thereon) voting together as a single class.

          In addition to any other votes which may be required pursuant to the Restated Certificate, Delaware law or otherwise, the affirmative vote of the holders of 66 2/3% of the outstanding shares of common stock (including shares of any series of preferred stock, if any, entitled to vote thereon) and class B common stock, each voting separately as a class, are required to authorize: (i) any substantive amendment to the section of the Bylaws relating to the composition of the Board of Directors and the Corporate Governance Committee (formerly, the Nominating Committee) and Audit Committee thereof, (ii) any amendment to the merger voting provisions described below, and (iii) any amendment to the provisions of the Restated Certificate requiring such 66 2/3% vote.

          The holders of common stock and class B common stock shall each be entitled to vote separately as a class with respect to (i) other amendments to the Restated Certificate that alter or change the powers, preferences or special rights of their respective class of stock so as to affect them adversely, including proposals to change the number of authorized shares of their respective class of stock, (ii) amendments to the Restated Certificate authorizing additional shares of common stock or class B common stock, and (iii) such other matters as may require class votes under the General Corporation Law of the State of Delaware (“DGCL”). The holders of common stock and class B common stock shall also be entitled to each vote separately as a class upon any proposal to issue authorized but unissued shares of class B common stock, except for shares issued in connection with stock splits, stock dividends or similar distributions.

          In addition to any other votes which may be required pursuant to the Restated Certificate, Delaware law or otherwise, so long as any shares of class B common stock are outstanding, the affirmative vote of the holders of 66 2/3% of the outstanding shares of common stock (including shares of any series of preferred stock, if any, entitled to vote thereon) and class B common stock, each voting separately as a class, shall be required to authorize:

•	any merger or consolidation of Wrigley with or into any other corporation;

•	any sale, lease, exchange or other disposition of all or substantially all of the assets of Wrigley to or with any other person; or

•	any dissolution of Wrigley;

provided that the foregoing shall not apply to any merger or other transaction described above if the other party to the merger or other transaction is any corporation more than 50% of the voting securities of which are owned directly or indirectly by Wrigley.

          Dividends.  If and when dividends on the common stock and class B common stock are declared payable from time to time by the Board of Directors, whether payable in cash, in property or in shares of our stock, the holders of common stock and the holders of class B common stock shall be entitled to share equally, on a per-share basis, in such dividends, except that, if dividends are declared that are payable in shares of common stock or class B common stock, dividends shall be declared that are payable at the same rate on both classes of stock and the dividends payable in shares of common stock shall be payable to holders of that class of stock and the dividends payable in shares of class B common stock shall be payable to holders of that class of stock. If we in any manner subdivide or combine the outstanding shares of common stock or class B common stock, the outstanding shares of the other such class of stock will be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of common stock or class B common stock, as the case may be, have been subdivided or combined.

          Conversion of Class B Common Stock. The holder of each outstanding share of our class B common stock shall have the right at any time, or from time to time, at such holder’s option, to convert such share into one fully paid and nonassessable share of our common stock, on and subject to the terms and conditions set forth in the Restated Certificate.

          In case of (i) any consolidation or merger involving us as a result of which the holders of our common stock are entitled to receive stock, other securities or other property with respect to or in exchange for our common stock or (ii) any sale or conveyance of all or substantially all of our property or business, a holder of a share of class B common stock has the right thereafter, so long as the conversion right exists, to convert such share into the kind and amount of shares of stock and other securities and properties receivable upon such consolidation, merger, sale or conveyance by a holder of a share our common stock and has no other conversion rights with regard to such share.

          At any time when the aggregate number of outstanding shares of our class B common stock beneficially owned by the holders of class B common stock, as reflected on our stock transfer records, falls below 10% of the aggregate number of the then-outstanding shares of common stock and class B common stock, then each share of our class B common stock will automatically be converted into one fully paid and non-assessable share of common stock. For purposes of determining whether such automatic conversion should occur, the total number of shares of common stock and class B common stock “outstanding” at any time does not include any shares of common stock which, after April 1, 1986, are (a) issued in exchange for the assets or stock of other entities (including pursuant to a merger or other business combination), (b) sold by us for value, (c) issued upon conversion of convertible securities issued in exchange for the assets or stock of other entities or sold by us for value, or (d) issued as a stock split or dividend with respect to shares issued or sold pursuant to clause (a), (b) or (c) above.  Also for purposes of determining whether such automatic conversion should occur, any shares of our common stock repurchased by us will no longer be deemed “outstanding” from and after the date of repurchase.

          In the event of any automatic conversion of our class B common stock, certificates formerly representing outstanding shares of class B common stock will thereafter be deemed to represent a like number of shares of common stock. Immediately upon such conversion, the rights of the holders of shares of class B common stock as such will cease and such holders will be treated for all purposes as having become the record owners of the shares of common stock issuable upon such conversion.

          Other Rights.  On our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, our remaining net assets will be distributed pro rata to the holders of our common stock and class B common stock in accordance with their respective rights and interests, to the exclusion of the holders of the preferred stock.  Other than in connection with conversion of class B common stock as described above, no shares of common stock or class B common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

          Listing.  The common stock is listed on the New York Stock Exchange under the symbol “WWY.”

          Transfer Agent and Registrar.  The transfer agent and registrar for the common stock is Equiserve, L.P.

Preferred Stock

          As of the date of this prospectus, no shares of preferred stock are outstanding.  Pursuant to the terms of our Stockholder Rights Agreement, 1,000,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock.  We may issue shares of preferred stock from time to time in one or more series, each such series to have distinctive serial designations, as we may determine in the resolution or resolutions providing for the issue of such securities from time to time adopted by our Board of Directors.  The resolution or resolutions providing for issuance of each series of preferred stock may state:

•	a specified number of shares up to the number available and authorized for issuance;

•	voting powers, full or limited, or may be without voting powers;

•	redemption at such time or times and at such prices;

•

dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

•	rights upon our dissolution, or upon any distribution of our assets;

•

conversion into, or exchange for, shares of any other class or classes or of any other series of the same or any other class or classes of our stock at such price or prices or at such rates of exchange, and with such adjustments;

•	the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in specified amounts;

•

the benefit of conditions and restrictions upon the creation of indebtedness of Wrigley or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any subsidiary of any our outstanding stock; and

•	such other relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of preferred stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors.

          All shares of any series of preferred stock, as between themselves, shall rank equally and be identical; and all series of preferred stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the Board of Directors authorizing the issuance of such shares. The affirmative vote of the holders of at least 66 2/3% of the number at the time outstanding of all shares of preferred stock affected, given in person or by proxy either in writing or at a meeting at which the holders of all shares of preferred stock affected shall vote separately as one class, shall be necessary before the Board of Directors may by resolution create, define and authorize the issuance of one or more series of preferred stock entitled to preference over one or more other series of preferred stock (as well as over the common stock and the class B common stock) with regard to (i) the payment of dividends, (ii) the distribution of our assets in the case of the liquidation or dissolution, or (iii) any combination of such preferential rights.

          Although the Board of Directors has no current intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.  The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of Wrigley and its stockholders.  The Board of Directors, in so acting, could issue preferred stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

          Series A Junior Participating Preferred Stock. Our Series A Junior Participating Preferred Stock was authorized by us in connection with the adoption of our Stockholder Rights Agreement as described below in “Provisions With Possible Anti-Takeover Effects -- Stockholder Rights Agreement.”  A description of our Series A Junior Participating Preferred Stock is included in our Registration Statement on Form 8-A, filed with the SEC on June 5, 2001.

Provisions With Possible Anti-Takeover Effects

          Various provisions of the DGCL and our Restated Certificate and By-laws, as well as the Stockholder Rights Agreement adopted by us and described below, may make more difficult the acquisition of control of us by means of a tender offer, open market purchases, a proxy fight or other means that are not approved by our Board of Directors but that a stockholder might consider to be in such stockholder’s best interests.

          The summary set forth below describes certain provisions of the Restated Certificate and By-laws.  The summary is qualified in its entirety by reference to the provisions of the Restated Certificate and By-laws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

          Charter and By-Law Provisions

          Certain provisions of our Restated Certificate and Bylaws together may have an anti-takeover effect in order to encourage persons seeking to acquire control of Wrigley to initiate such efforts through negotiations with our Board of Directors.  These provisions are also intended to give the Board of Directors the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner which assures fair treatment of our stockholders, and to increase the bargaining leverage of the Board of Directors, on behalf of our stockholders, in any negotiations concerning a potential change of control.  These same provisions may, however, make more difficult or discourage a proxy contest and thus could increase the likelihood that incumbent directors will retain their positions, and could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us even though such attempt might be beneficial to our stockholders.

          Issuance of Shares.  The Restated Certificate currently authorizes the issuance of 400,000,000 shares of common stock, 80,000,000 shares of class B common stock and 20,000,000 shares of preferred stock.  But see information under heading “Proposed Action” regarding a proposed increase in our capital stock.  This authorized and available common stock and preferred stock (but not class B common stock) could (within the limits imposed by applicable law and the rules of the New York Stock Exchange) be issued by us, generally without further stockholder approval, and used to discourage a change in control.  For example, we could privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid.  In addition, shares of common stock and preferred stock may be issued in the event that the rights issued in connection with our Stockholder Rights Agreement described below are exercised.

          Rights and Powers of Class B Common Stock.  The class B common stock authorized by the Restated Certificate has powers, preferences, rights, qualifications, limitations and restrictions which are essentially identical to the common stock, except for certain voting and transfer features.  At each annual or special meeting of stockholders, for most matters submitted to stockholders for a vote, each holder of common stock is entitled to one (1) vote for each share of common stock held by such holder and each holder of class B common stock is entitled to ten (10) votes for each share of class B common stock held by such holder.  As of January 31, 2005, there were 40,898 stockholders of record holding common stock and  2,758 stockholders of record holding class B common stock.  The holders of class B common stock represent less than 10% of the total stockholders of record, but currently control approximately 63.6% of the vote on most matters submitted to stockholders and can effectively veto certain other matters for which the holders of both common stock and class B common stock have a class vote.  Pursuant to the Restated Certificate, the following matters submitted to a vote require the approval of the holders of common stock and class B common stock, each voting separately as a class: (i) any merger or consolidation of Wrigley with or into another corporation, (ii) any sale of substantially all of our assets, (iii) any dissolution of Wrigley and (iv) any amendment to the provision of the Bylaws regarding the composition of the Board of Directors (i.e., a majority of the Board of Directors must consist of independent directors).  As is the case with certain other provisions of the Restated Certificate, the class vote on such matters requires a 66 2/3% supermajority vote. The Restated Certificate also provides that the affirmative vote of the holders of 66 2/3% of our outstanding shares of stock (considered as one class) is required to approve (a) any merger or consolidation with or into another corporation or (b) any sale of all or substantially all of assets.

          Classified Board of Directors.  The Restated Certificate and the Bylaws provide for the classification of the Board of Directors into three classes of directors with staggered terms of office.

          The classified board structure can significantly extend the time required to effect a change in control of the Board of Directors through the election of directors and may discourage hostile takeover bids for us.  With a non-classified Board of Directors, a change in control of the Board of Directors can be completed by stockholders holding a majority of the votes cast at a single annual meeting.  However, with a classified board of directors, it will take at least two annual meetings for even stockholders holding a majority of votes cast to effectuate a change in control of the Board of Directors, because only a minority of the directors will be elected at each meeting.

          Directors chosen to fill vacancies on the Board of Directors hold office until the next election of the class for which such directors have been chosen, or until their successors are elected and qualified.  Also, our directors are permitted to be removed only for cause by the affirmative vote of holders of at least a majority of the outstanding shares of common stock and class B common stock, voting as a single class.

          Stockholder Action.  The Restated Certificate and Bylaws require that all stockholder action be taken at a stockholders’ meeting, and prohibit stockholder action by written consent.  Under our Bylaws, the annual meeting of stockholders is called by the board of directors.  Under our Restated Certificate, special meetings of the stockholders may only be called by a majority of the whole Board of Directors, the Chairman of the Board of Directors, the President of Wrigley or by the President or the Secretary of the Wrigley upon the written request of the holders of 66 2/3% or more of all the outstanding shares of our stock of each class entitled to vote in elections of directors (considered as one class).  Together, these provisions permit the Board of Directors to delay, until the next annual meeting or a special meeting of the stockholders, action favored by the holders of a majority but less than 66 2/3% of the outstanding stock.

          Limits on the Size of the Board of Directors.  The size of the Board of Directors is limited to between three (3) and eleven (11) members.  The Board of Directors also have the authority to specify the number of directors which constitute the whole Board within the range specified by the affirmative vote of 66 2/3% of the directors then in office.  These provisions effectively limit a substantial stockholder’s ability to increase the size of the Board solely for the purpose of gaining control of us.

          Certain Other Bylaw Provisions.  Certain provisions of the Bylaws are intended to moderate the pace of change in management and directors and thereby to enhance the likelihood of continuity and stability in our direction and policies.  Nevertheless, these provisions may also be considered to contain anti-takeover provisions.  These provisions:

•	impose advance notice requirements for stockholder nominations to the Board of Directors and stockholder proposals;

•	allow the Board of Directors to designate the annual meeting date without restriction;

•	allow the Board of Directors to dictate the conduct of stockholder meetings; and

•

shorten the notice period for calling a special meeting of the Board of Directors.  These Bylaw provisions could enable us to delay undesirable stockholder actions to give us necessary time and information to adequately respond.

          Business Combination Statute

          As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

•

before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced (excluding stock held by persons who are both directors and officers or by certain employee stock plans); or

•

on or following the date on which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock (excluding shares held by the interested stockholder).

          A business combination includes mergers, assets sales and certain other transactions resulting in a financial benefit to the interested stockholder.

          Stockholder Rights Agreement

          On May 23, 2001, our Board of Directors declared a dividend distribution of one right for each outstanding share of common stock and class B common stock to stockholders of record at the close of business on the record date, which was June 6, 2001.  Each right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, no par value per share at a purchase price of $250.00 per unit, subject to adjustment.  The description and terms of the rights are set forth in a Stockholder Rights Agreement between Wrigley and EquiServe, L.P., as Rights Agent.

          Initially, the rights will be attached to all common stock and class B common stock certificates representing shares then outstanding, and no separate rights certificates will be distributed.  Subject to certain exceptions specified in the rights agreement, the rights will separate from the common stock and class B common stock and a “distribution date” will occur upon the earlier of,

•

10 days following a public announcement that a person or group of affiliated or associated persons, other than Wrigley, any of our subsidiaries, any of our employee benefit plans, any person or group who has inadvertently become the beneficial owner of 15% or more of the outstanding shares of common stock due to the repurchase of shares of common stock or class B common stock, or Mr. William Wrigley, Jr. and certain of his related entities (an “Acquiring Person”), has acquired beneficial ownership of 15% or more of the outstanding shares of common stock (the “Stock Acquisition Date”), or

•	10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

Until the distribution date,

•	the rights will be evidenced by the common stock and class B common stock certificates and will be transferred with and only with such common stock and class B common stock certificates;

•	new common stock and class B common stock certificates issued after the record date will contain a notation incorporating the Stockholder Rights Agreement by reference; and

•

the surrender for transfer of any certificates for common stock or class B common stock outstanding will also constitute the transfer of the Rights associated with the common stock or class B common stock represented by such certificate.  Pursuant to the Stockholder Rights Agreement, Wrigley reserves the right to require prior to the occurrence of a triggering event (as defined below) that, upon any exercise of rights, a number of rights be exercised so that only whole shares of Series A preferred stock will be issued.

          The rights are not exercisable until the distribution date and will expire at 5:00 P.M. (New York City time) on June 6, 2011, unless such date is extended or the rights are earlier redeemed or exchanged by Wrigley as described below.

          As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of the common stock and class B common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights.  Except as otherwise determined by the board of directors, only shares of common stock and class B common stock issued prior to the distribution date will be issued with rights.

          In the event that a person becomes an Acquiring Person, except pursuant to an offer for all outstanding shares of common stock which the independent directors determine to be fair and not inadequate and to otherwise be in our best interests and the best interests of our stockholders, after receiving advice from one or more investment banking firms (a “Qualified Offer”), each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of Wrigley) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any Acquiring Person will be null and void.  However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by Wrigley as set forth below.

          For example, at an exercise price of $250.00 per right, each right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $500.00 worth of common stock (or other consideration, as noted above) for $250.00.  Assuming that the common stock had a per share value of $50.00 at such time, the holder of each valid right would be entitled to purchase 10 shares of common stock for $250.00.

          In the event that, at any time following the stock acquisition date, (i) we engage in a merger or other business combination transaction in which we are not the surviving corporation (other than with an entity which acquired the shares pursuant to a qualified offer), (ii) we engage in a merger or other business combination transaction in which we are the surviving corporation and the our common stock is changed or exchanged, or (iii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.  The events set forth in this paragraph and in the second preceding paragraph are referred to as the “triggering events.”

          At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding common stock, the Board of Directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series A preferred stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

          The purchase price payable, and the number of units of Series A preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock, (ii) if holders of the Series A preferred stock are granted certain rights or warrants to subscribe for Series A preferred stock or convertible securities at less than the current market price of the Series A preferred stock, or (iii) upon the distribution to holders of the Series A preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

          With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price.  No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preferred stock on the last trading date prior to the date of exercise.

          At any time until ten days following the stock acquisition date, we may redeem the rights in whole, but not in part, at a price of $.01 per right (payable in cash, common stock or other consideration deemed appropriate by the Board of Directors).  Immediately upon the action of the Board of Directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

          Until a right is exercised, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends.  While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock (or other consideration) or for common stock of the acquiring company or in the event of the redemption of the rights as set forth above.

          Any of the provisions of the Stockholder Rights Agreement may be amended by our Board of Directors prior to the distribution date.  After the distribution date, the provisions of the Stockholder Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the Stockholder Rights Agreement.  The foregoing notwithstanding, no amendment may be made at such time as the rights are not redeemable.

          A copy of the Stockholder Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit on Form 8-K dated June 4, 2001.  A copy of the Stockholder Rights Agreement is available free of charge from the Rights Agent.  This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the Stockholder Rights Agreement.

DESCRIPTION OF WARRANTS

          We may issue warrants to purchase debt securities, preferred stock or common stock (collectively, the “underlying warrant securities”), and such warrants may be issued independently or together with any such underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.  The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

          The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the exercise price of such warrants may be payable;

•	the designation and terms of the underlying warrant securities purchasable upon exercise of such warrants;

•	the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security;

•	if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

          We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or preferred stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts.  The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas.  The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including United States treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units.  The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

          The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units offered thereby and will contain a discussion of any material federal income tax considerations applicable to the stock purchase contracts and stock purchase units.  The description of the stock purchase contracts or stock purchase units contained in this prospectus is not complete and the description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units.  If any particular terms of the stock purchase contracts or stock purchase units described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

PLAN OF DISTRIBUTION

          We may sell the common stock, preferred stock, any series of debt securities, warrants, stock purchase contracts and stock purchase units being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

          The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

          If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

          If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals.  The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale.  The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

          We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

          We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

          As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the action or offering of such offered securities, if so described in the applicable prospectus supplement.

          If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

          The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us.  The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

          In connection with an offering of securities hereunder and under the applicable supplementary prospectus, the underwriters may purchase and sell shares of common stock in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market.  In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option.  “Naked” short sales are any sales in excess of such option.  The underwriters must close out any naked short position by purchasing shares in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.  Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock.  As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

          Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

          Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  No assurance can be given as to the liquidity or trading market for any of the securities.

          Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

LEGAL MATTERS

          Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, will act as counsel to Wrigley.

EXPERTS

          The consolidated financial statements of Wm. Wrigley Jr. Company incorporated by reference in Wm. Wrigley Jr. Company’s Annual Report (Form 10-K) for the year ended December 31, 2004 and Wm. Wrigley Jr. Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included and incorporated by reference therein and incorporated herein by reference.  Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The expenses relating to the registration of the securities will be borne by the registrant.  Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$235,400.00
NASD Filing Fee	*
Trustees’ Fees and Expenses	*
Printing and Engraving Fees and Expenses	*
Rating Agencies’ Fees	*
Accounting Fees and Expenses	*
Legal Fees	*
Miscellaneous	*

Total

*To be provided by amendment

Item 15.  Indemnification of Directors and Officers.

          Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his or her service as a director, officer, employee or agent of the corporation, or his or her service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him or her (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him or her, in connection with the defense or settlement of such action, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware (“DGCL”) also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director’s or officer’s litigation expenses in lieu of requiring the authorization of such advancement by the Board of Directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

          Our Restated Certificate provides for the broad indemnification of our directors and officers and for advancement of litigation expenses to the fullest extent permitted by current Delaware law.

          Our Restated Certificate eliminates the personal liability of a director to us or stockholders, under certain circumstances, for monetary damages for breach of fiduciary duty as a director.

          We maintain a directors and officers liability insurance policy insuring the directors and officers of Wrigley and our subsidiaries in certain instances.

Item 16.  List of Exhibits.

          The Exhibits to this registration statement are listed in the Index to Exhibits on page II-6.

Item 17.  Undertakings.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on March 1, 2005.

WM. WRIGLEY JR. COMPANY

By	/s/ HOWARD MALOVANY

Name:	Howard Malovany
Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard Malovany, Ronald Waters and Reuben Gamoran, and each of them, his  or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM WRIGLEY, JR.	Chairman of the Board of Directors,	March 1, 2005
President, and Chief Executive Officer
William Wrigley, Jr.	(principal executive officer)

/s/ RONALD V. WATERS	Chief Operating Officer	March 1, 2005

Ronald V. Waters

/s/ REUBEN GAMORAN	Vice President and Chief Financial Officer	March 1, 2005
(principal financial officer)
Reuben Gamoran

/s/ DUANE PORTWOOD	Controller (principal accounting officer)	March 1, 2005

Duane Portwood

/s/ JOHN F. BARD	Director	March 1, 2005

John F. Bard

/s/ HOWARD B. BERNICK	Director	March 1, 2005

Howard B. Bernick

/s/ THOMAS A. KNOWLTON	Director	March 1, 2005

Thomas A. Knowlton

/s/ PENNY PRITZKER	Director	March 1, 2005

Penny Pritzker

/s/ MELINDA R. RICH	Director	March 1, 2005

Melinda R. Rich

/s/ STEVEN B. SAMPLE	Director	March 1, 2005

Steven B. Sample

/s/ ALEX SHUMATE	Director	March 1, 2005

Alex Shumate

/s/ RICHARD K. SMUCKER	Director	March 1, 2005

RICHARD K. SMUCKER

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

1.1	Form of Underwriting Agreement for debt securities.**

1.2	Form of Underwriting Agreement for preferred stock.**

1.3	Form of Underwriting Agreement for common stock.**

3.1	Restated Certificate of Wm. Wrigley Jr. Company. (incorporated by reference to Exhibit 3(i) to Wrigley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

3.2	Amended and Restated By-laws of Wm. Wrigley Jr. Company (incorporated by reference to Exhibit 3(ii) to Wrigley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

4.1	Form of senior indenture.*

4.2	Form of subordinated indenture.*

4.3	Form of senior note.**

4.4	Form of subordinated note.**

4.5	Form of certificate of designation, preferences and rights.**

4.6	Form of debt warrant agreement.**

4.7	Form of debt warrant certificate (included in Exhibit 4.6).

4.8	Form of stock warrant agreement.**

4.9	Form of stock warrant certificate (included in Exhibit 4.8).

4.10	Form of Stock Purchase Agreement**

4.11	Form of Stock Purchase Unit**

4.12	Stockholder Rights Agreement (incorporated by reference to Exhibit 4.1 of Wrigley’s Report on Form 8-K filed June 5, 2001).

5.1	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP.*

12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges.*

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages hereto).

*	Filed herewith.
**	To be filed by an amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934 and incorporated by reference therein.

25.1	Statement of Eligibility on Form T-1 of the Trustee under the senior indenture.**

25.2	Statement of Eligibility on Form T-1 of the Trustee under the subordinated indenture.**

**	To be filed by an amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934 and incorporated by reference herein.